UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2010

PHYSICIANS FORMULA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33142 (Commission File Number)	23-0340099 (IRS Employer Identification No.)

1055 West 8th  Street
Azusa, California 91702
(Address of principal executive offices, including Zip Code)

(626) 334-3395
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on November 6, 2009, Physicians Formula, Inc. ("Physicians"), as borrower, Physicians Formula Holdings, Inc. (the "Company"), as guarantor, and the subsidiaries of Physicians, as guarantors, entered into a Senior Subordinated Note Purchase and Security Agreement (the "Note Purchase Agreement") with Mill Road Capital, L.P. ("Mill Road"). Pursuant to the Note Purchase Agreement, the Company agreed to hold a special meeting of stockholders to vote on, among other things, a proposal to approve the issuance to Mill Road of warrants to purchase common stock of the Company.

On February 3, 2010, Physicians, the Company, the subsidiaries of Physicians and Mill Road entered into a First Amendment to the Senior Subordinated Note Purchase and Security Agreement (the "First Amendment"), which amends the Note Purchase Agreement, to fix the number of shares issuable upon exercise of warrants (the "warrant shares") to be issued to Mill Road upon stockholder approval of the warrant issuance at 650,000. Prior to the First Amendment, the formula to determine the number of warrant shares was based on the 30-day average closing price of the Company's common stock immediately prior to the date of the Note Purchase Agreement, subject to an upward adjustment if the 30-day average closing price on the date of issuance was less than the 30-day average closing price immediately prior to the date of the Note Purchase Agreement.

Other than as described herein, there were no other changes to the terms of the Note Purchase Agreement.

The foregoing description of the First Amendment is qualified in its entirety by the First Amendment attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

 (d) Exhibits

Exhibit No.	Description
10.1	First Amendment to Senior Subordinated Note Purchase and Security Agreement, dated as of February 3, 2010, by and among Physicians Formula, Inc., as borrower, the guarantors named therein and Mill Road Capital, L.P., as lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYSICIANS FORMULA HOLDINGS, INC.
/s/ Ingrid Jackel
Date: February 4, 2010	Name:	Ingrid Jackel
	Title:	Chief Executive Officer